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                                                                    EXHIBIT 21.1

  Subsidiaries of META Group, Inc.

  The Sentry Group, Inc. incorporated in the Commonwealth of Massachusetts. MG (Bermuda) Ltd. incorporated in Bermuda.
  1422722 Ontario, Inc. incorporated in Ontario, Canada.
  Cenntinum PTE Limited incorporated in Singapore.
  META Group Australia Holdings PTY Limited incorporated in Australia.